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                                                                                            EXHIBIT 11
                                                                                            ----------

                                             NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                                                     COMPUTATION OF EARNINGS
                                                    PER SHARE OF COMMON STOCK
                                              (in thousands, except per share data)




                                                                   Y-T-D through            For the Year Ended
                                                                   March 31, 1999           December 31, 1998*
                                                                   --------------           --------------------
      Basic Earnings (loss) per Share:
        Net income                                                    $(78,999)                    $158,493
        Weighted average outstanding                                   281,447                      280,435
        Basic Earnings (loss) per Share                               $  (0.28)                    $   0.57

      Diluted Earnings per Share:

        Net income (loss)                                             $(78,999)                    $158,493
        Minority interest in income of
          subsidiary trust, net of tax                                     N/A                        4,074
                                                                      --------                     --------

        Net income, assuming conversion
          of all applicable securities                                $(78,999)                    $162,567

      Weighted average shares outstanding:                             281,447                      280,435
      Incremental common shares applicable
        to common stock options based on
        the market price during the period                                 N/A                        1,203

      Average common shares issuable assuming
        conversion of the Company-Obligated
        Mandatorily Redeemable Convertible
        Preferred Securities of a Subsidiary
        Trust                                                              N/A                        9,865
                                                                      --------                     --------
      Weighted average shares outstanding
        assuming full dilution                                         281,447                      291,503

        Diluted Earnings (loss) per Share assuming
          conversion of all applicable securities(1)                  $  (0.28)                    $   0.56

     *Restated for the March 1999 merger with Rubbermaid Incorporated, and the merger with Calphalon on May 7, 1998, both of which were accounted for as poolings of interests.

    (1) Diluted earnings per share for the three months ended March 31, 1999 excludes the impact of "In the money" stock options and convertible preferred securities because they are anti-dilutive.
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